EXHIBIT 99.1

Broadwind Announces Fourth Quarter and Full-Year 2021 Results

CICERO, Ill., March 02, 2022 (GLOBE NEWSWIRE) -- Broadwind (NASDAQ: BWEN, or the “Company”), a diversified precision manufacturer of specialized components and solutions serving global markets, today announced results for the fourth quarter and full-year 2021.

FULL-YEAR 2021 RESULTS
(As compared to the full-year 2020)

  Total revenue of $145.6 million, (27%) y/y
  Total gross profit of $5.5 million, (69%) y/y
  Total non-GAAP adjusted EBITDA of $13.2 million, +65% y/y

FOURTH QUARTER 2021 RESULTS
(As compared to the fourth quarter 2020)

  Total revenue of $26.0 million, (35%) y/y
  Total gross profit of $1.0 million, (64%) y/y
  Total net loss of ($4.1) million, or ($0.21) per basic share
  Total non-GAAP adjusted EBITDA of ($1.2) million
  Total cash and excess availability of $14.9 million

For the three months ended December 31, 2021, the Company reported total sales of $26.0 million, a decline of 35% when compared to the prior year period. The Company reported a net loss of ($4.1) million, or ($0.21) per basic share in the fourth quarter 2021, compared to a net loss of ($2.0) million, or ($0.12) per basic share, in the fourth quarter 2020. The Company reported adjusted EBITDA, a non-GAAP measure, of ($1.2) million in the fourth quarter 2021, compared to $0.2 million in the prior year period.

Fourth quarter results within the Heavy Fabrications segment were impacted by a near-term pause in wind tower orders, as higher commodity steel costs, supply chain challenges and uncertainty related to renewable energy production tax credits delayed near-term order activity. A year-over-year decline in Heavy Fabrications segment adjusted EBITDA more than offset a continued recovery within the Gearing segment, driven by a sustained recovery in both energy and mining customer demand.

Tower quoting activity increased during the first quarter 2022, as customers began to reserve tower production capacity for the second half of 2022 and into 2023.   To date, the Company has nearly 50% of optimal tower production capacity booked for the full-year 2022.

ORDERS AND BACKLOG

Total orders increased 55% year-over-year to $55.8 million in the fourth quarter 2021, with significant year-over-year order growth across all reporting segments. During the fourth quarter 2021, Heavy Fabrication segment orders increased by $3.6 million on a year-over-year basis to $31.1 million; Gearing segment orders increased $11.0 million to $16.8 million; and Industrial Solutions segment orders increased $5.2 million to $7.9 million.

Total backlog increased 15% year-over-year to $106.4 million in the fourth quarter of 2021. As of December 31, 2021, Heavy Fabrication segment orders represented approximately 60% of the Company’s total backlog.

MANAGEMENT COMMENTARY

“We continued to leverage our precision manufacturing expertise across a diverse portfolio of end-markets during the fourth quarter, an approach that served to mitigate a transitory pause in wind tower demand,” stated Eric Blashford, President and CEO of Broadwind. “Total customer orders increased by more than 55% in the fourth quarter to the highest level in nearly three years. Total backlog at year-end was approximately 40% higher than at the end of the third quarter 2021, given accelerating activity levels within both energy and industrial markets.”

“Near-term wind tower demand remains impacted by a combination of legislative delays around a proposed Production Tax Credit extension, elevated raw materials costs and pronounced supply chain disruptions,” continued Blashford. “Despite these challenges, our core investment thesis remains intact, with more than 100 gigawatts of new onshore wind capacity forecasted to come online in the United States by 2030, as demand for cost-competitive renewable energy rises across commercial, industrial and utility markets. We remain well-positioned to capitalize on the current energy transition, one that seeks to replace aging, carbon-centric power generators with long-lived, sustainable development projects.”

“During 2021, we introduced a series of strategic initiatives within our Gearing segment designed to expand our available markets, lessen customer lead-times, reduce fixed overhead costs and streamline critical business processes,” continued Blashford.   “During the fourth quarter, Gearing segment revenue increased by 70% on a year-over-year basis to $8.3 million, a performance made possible by the targeted strategic actions taken last year. Gearing segment orders increased by nearly 200% at quarter-end, while backlog increased by more than 120% to $32 million, as demand within key energy markets continues to increase. We are encouraged by the positive inflection within our Gearing segment and look forward to further advancing this business.”

“Looking ahead, we anticipate continued strength within our non-wind end-markets, as reflected by current order rates and backlog levels,” continued Blashford. “Although our core wind markets are expected to be soft during the first half of 2022, we remain in the early phase of a broader recovery in onshore wind tower demand. Accordingly, we anticipate increasing customer interest in securing tower production capacity as commodity prices normalize and policy uncertainty becomes clearer.”

“For the first quarter of 2022, we currently anticipate non-GAAP adjusted EBITDA loss of $0.5 million, subject to market conditions,” concluded Blashford.

SEGMENT RESULTS

Heavy Fabrications Segment
Broadwind provides large, complex and precision fabrications to customers in a broad range of industrial markets. Key products include wind towers and industrial fabrications, including mining and material handling components and other frames/structures.

Heavy Fabrications segment sales declined by $15.1 million to $14.7 million in the fourth quarter 2021, as compared to the prior year period. This decrease is primarily due to a 62% decline in tower sections sold. The decline in tower section sales was primarily attributable to a near-term pause in customer demand. The segment reported an operating loss of ($1.3) million, versus operating income of $1.6 million in the prior year period. Segment non-GAAP adjusted EBITDA was break-even in the fourth quarter 2021, a decline of $2.8 million versus the fourth quarter 2020.

Gearing Segment
Broadwind provides custom gearboxes, loose gearing and heat treat services to a broad set of customers in diverse markets, including oil & gas production, surface and underground mining, wind energy, steel, material handling and other infrastructure markets.

Gearing segment sales increased by $3.4 million to $8.3 million in the fourth quarter 2021, as compared to the prior year period, primarily due to increased demand within the energy and mining markets. The segment reported an operating loss of ($0.5) million in the fourth quarter 2021, compared to an operating loss of ($1.9) million in the prior year period. The segment reported non-GAAP adjusted EBITDA of $0.1 million in the fourth quarter 2021, an increase of $1.6 million versus the fourth quarter 2020.

Industrial Solutions Segment
Broadwind provides supply chain solutions, light fabrication, inventory management, kitting and assembly services, primarily serving the combined cycle natural gas turbine market as well as other clean technology markets.

Industrial Solutions segment sales declined $2.7 million to $3.0 million in the fourth quarter 2021 as compared to the prior year period, primarily driven by lower order intake during the first part of 2021, as well as supply chain issues experienced during the fourth quarter of 2021.   The segment reported an operating loss of ($0.2) million in the fourth quarter 2021, a decrease of $0.6 compared to the prior year period. The segment reported break-even non-GAAP adjusted EBITDA in the fourth quarter 2021, a decline of $0.6 million versus the prior year period.

FOURTH QUARTER AND FULL-YEAR 2021 CONFERENCE CALL

Broadwind will host a conference call today, March 2, 2022 at 11:00 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Company’s corporate website at https://investors.bwen.com/investors. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live: International Live:	877-407-9716 201-493-6779

To listen to a replay of the teleconference, which will be available through March 9, 2022:

Domestic Replay: International Replay: Conference ID:	844-512-2921 412-317-6671 13726270

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

NON-GAAP FINANCIAL MEASURES

The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation and other stock payments, restructuring costs, impairment charges and other non-cash gains and losses) as supplemental information regarding the Company’s business performance. The Company’s management uses this supplemental information when it internally evaluates its performance, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, which allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following, many of which are, and will be, amplified by the COVID-19 pandemic, including as a result of emerging variants: (i) the impact of global health concerns, including the impact of the current COVID-19 pandemic on the economies and financial markets and the demand for our products; (ii) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards as well as new or continuing tariffs on steel or other products imported into the United States; (iii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iv) the economic and operational stability of our significant customers and suppliers, including their respective supply chains, and the ability to source alternative suppliers as necessary, in light of the COVID-19 pandemic; (v) our ability to continue to grow our business organically and through acquisitions, and the impairment thereto by the impact of the COVID-19 pandemic; (vi) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (vii) information technology failures, network disruptions, cybersecurity attacks or breaches in data security, including with respect to any remote work arrangements implemented in response to the COVID-19 pandemic; (viii) the sufficiency of our liquidity and alternate sources of funding, if necessary; (ix) our ability to realize revenue from customer orders and backlog; (x) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (xi) the economy, including its stability in light of the COVID-19 pandemic, and the potential impact it may have on our business, including our customers; (xii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (xiii) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xiv) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers; (xv) the effects of the change of administrations in the U.S. federal government; (xvi) our ability to successfully integrate and operate acquired companies and to identify, negotiate and execute future acquisitions; (xvii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xviii) our ability to utilize various relief options enabled by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act); (xix) the limited trading market for our securities and the volatility of market price for our securities; and (xx) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption “Risk Factors” in Part I, Item 1A of our most recently filed Form 10-K and our other filings with the Securities and Exchange Commission. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$852	$3,372
Accounts receivable, net	13,802	15,337
Employee retention credit receivable	497	-
Contract assets	1,136	2,253
Inventories, net	33,377	26,724
Prepaid expenses and other current assets	2,661	2,909
Total current assets	52,325	50,595
LONG-TERM ASSETS:
Property and equipment, net	43,655	45,195
Operating lease right-of-use assets	18,029	19,321
Intangible assets, net	3,453	4,186
Other assets	585	385
TOTAL ASSETS	$118,047	$119,682

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and other notes payable	$6,650	$1,406
Current portion of finance lease obligations	2,060	1,427
Current portion of operating lease obligations	1,775	1,832
Accounts payable	16,462	18,180
Accrued liabilities	3,654	6,307
Customer deposits	12,082	18,819
Total current liabilities	42,683	47,971
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	177	9,381
Long-term finance lease obligations, net of current portion	2,481	1,996
Long-term operating lease obligations, net of current portion	18,405	19,569
Other	167	104
Total long-term liabilities	21,230	31,050
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 19,859,650 and 17,211,498 shares issued as of December 31, 2021 and December 31, 2020, respectively	20	17
Treasury stock, at cost, 273,937 shares as of December 31, 2021 and December 31, 2020, respectively	(1,842)	(1,842)
Additional paid-in capital	395,372	384,749
Accumulated deficit	(339,416)	(342,263)
Total stockholders' equity	54,134	40,661
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$118,047	$119,682

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Revenues	$26,011	$40,322	$145,619	$198,496
Cost of sales	25,054	37,648	140,108	180,495
Gross profit	957	2,674	5,511	18,001

OPERATING EXPENSES:
Selling, general and administrative	4,749	4,309	17,372	16,846
Intangible amortization	183	183	733	733
Total operating expenses	4,932	4,492	18,105	17,579
Operating (loss) income	(3,975)	(1,818)	(12,594)	422

OTHER INCOME (EXPENSE), net:
Paycheck Protection Program loan forgiveness	-	-	9,151	-
Interest expense, net	(313)	(330)	(1,129)	(1,984)
Other, net	122	126	7,444	123
Total other (expense) income, net	(191)	(204)	15,466	(1,861)

Net (loss) income before (benefit) provision for income taxes	(4,166)	(2,022)	2,872	(1,439)
(Benefit) provision for income taxes	(76)	(55)	25	48
NET (LOSS) INCOME	$(4,090)	$(1,967)	$2,847	$(1,487)

NET (LOSS) INCOME PER COMMON SHARE - BASIC:
Net (loss) income	$(0.21)	$(0.12)	$0.15	$(0.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	19,516	16,938	18,726	16,746

NET (LOSS) INCOME PER COMMON SHARE - DILUTED:
Net (loss) income	$(0.21)	$(0.12)	$0.15	$(0.09)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	19,516	16,938	19,388	16,746

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Twelve Months Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,847	$(1,487)
Adjustments to reconcile net cash (used in) provided by operating activities:
Depreciation and amortization expense	6,336	6,279
Paycheck Protection Program loan forgiveness	(9,151)	-
Deferred income taxes	(2)	(4)
Change in fair value of interest rate swap agreements	23	167
Stock-based compensation	1,541	1,295
Allowance for doubtful accounts	(426)	346
Common stock issued under defined contribution 401(k) plan	1,193	-
Gain on disposal of assets	(33)	-
Changes in operating assets and liabilities:
Accounts receivable	1,961	2,627
Employee retention credit receivable	(497)	-
Contract assets	1,117	(2,253)
Inventories	(6,653)	5,139
Prepaid expenses and other current assets	133	(865)
Accounts payable	(1,736)	(3,320)
Accrued liabilities	(2,676)	1,229
Customer deposits	(6,737)	(3,898)
Other non-current assets and liabilities	(66)	75
Net cash (used in) provided by operating activities	(12,826)	5,330
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,707)	(1,547)
Proceeds from disposals of property and equipment	33	-
Net cash used in investing activities	(1,674)	(1,547)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	156,004	153,891
Payments on line of credit	(150,899)	(164,163)
Proceeds from long-term debt	817	9,530
Payments on long-term debt	(161)	(1,186)
Principal payments on finance leases	(1,672)	(992)
Shares withheld for taxes in connection with issuance of restricted stock	(1,423)	(139)
Proceeds from sale of common stock, net	9,314	232
Net cash provided by (used in) financing activities	11,980	(2,827)
		-

NET (DECREASE) INCREASE IN CASH	(2,520)	956
CASH beginning of the period	3,372	2,416
CASH end of the period	$852	$3,372
Supplemental cash flow information:
Interest paid	$741	$1,449
Income taxes paid	$102	$81
Non-cash investing and financing activities:
Equipment additions via finance lease	$2,757	$3,196
Non-cash purchases of property and equipment	$18	$376

BROADWIND, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
ORDERS:
Heavy Fabrications	$31,150	$27,536	$93,246	$105,843
Gearing	16,757	5,741	46,081	25,117
Industrial Solutions	7,866	2,682	19,698	17,922
Total orders	$55,773	$35,959	$159,025	$148,882

REVENUES:
Heavy Fabrications	$14,713	$29,776	$101,994	$155,198
Gearing	8,268	4,863	28,583	25,136
Industrial Solutions	3,044	5,783	15,402	18,299
Corporate and Other	(14)	(100)	(360)	(137)
Total revenues	$26,011	$40,322	$145,619	$198,496

OPERATING (LOSS)/PROFIT:
Heavy Fabrications	$(1,341)	$1,624	$(3,214)	$10,385
Gearing	(504)	(1,948)	(2,593)	(3,883)
Industrial Solutions	(217)	385	(386)	881
Corporate and Other	(1,913)	(1,879)	(6,401)	(6,961)
Total operating profit/(loss	$(3,975)	$(1,818)	$(12,594)	$422

BROADWIND, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (Loss) Income	$(4,090)	$(1,967)	$2,847	$(1,487)
Interest Expense	313	330	1,129	1,984
Income Tax (Benefit) Provision	(76)	(55)	25	48
Depreciation and Amortization	1,577	1,518	6,336	6,279
Share-based Compensation and Other Stock Payments	1,067	395	2,872	1,161
Adjusted EBITDA (Non-GAAP)	(1,209)	221	13,209	7,985

Heavy Fabrications Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net Income	$367	$1,270	$6,996	$7,949
Interest Expense	149	79	530	356
Income Tax (Benefit) Provision	(1,742)	389	382	2,193
Depreciation	941	905	3,844	3,737
Share-based Compensation and Other Stock Payments	244	66	975	205
Adjusted EBITDA (Non-GAAP)	$(41)	$2,709	$12,727	$14,440

Gearing Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (Loss) Income	$(554)	$(1,924)	$1,280	$(3,957)
Interest Expense	30	11	62	100
Income Tax Provision (Benefit)	20	(35)	30	(26)
Depreciation and Amortization	472	459	1,855	1,961
Share-based Compensation and Other Stock Payments	173	30	531	86
Adjusted EBITDA (Non-GAAP)	$141	$(1,459)	$3,758	$(1,836)

Industrial Solutions Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (Loss) Income	$(196)	$391	$488	$824
Interest Expense	13	21	56	39
Income Tax (Benefit) Provision	(34)	(38)	21	3
Depreciation and Amortization	110	111	425	430
Share-based Compensation and Other Stock Payments	64	39	211	103
Adjusted EBITDA (Non-GAAP)	$(43)	$524	$1,201	$1,399

Corporate and Other	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net Loss	$(3,707)	$(1,704)	$(5,917)	$(6,303)
Interest Expense	121	219	481	1,489
Income Tax Provision (Benefit)	1,680	(371)	(408)	(2,122)
Depreciation and Amortization	54	43	212	151
Share-based Compensation and Other Stock Payments	586	260	1,155	767
Adjusted EBITDA (Non-GAAP)	$(1,266)	$(1,553)	$(4,477)	$(6,018)

CORPORATE CONTACT

Noel Ryan, IRC
investor@bwen.com